As filed with the Securities and Exchange Commission on August 15, 2019.

Registration No. 033-3422

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 3

ON FORM S-8

TO

FORM S-4 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NACCO Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	34-1505819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069

(Address of Principal Executive Offices) (Zip Code)

NACCO Industries, Inc. 1975 Stock Option Plan

NACCO Industries, Inc. 1981 Stock Option Plan

NACCO Industries, Inc. Stock Appreciation Rights Plan

(Full title of the plan)

John D. Neumann, Esq.

Vice President, General Counsel and Secretary

NACCO Industries, Inc.

5875 Landerbrook Drive, Suite 220

Cleveland, Ohio 44124-4069

(Name and address of agent for service)

(440) 229-5151

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

NACCO Industries, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 3 on Form S-8 to Form S-4 (the “Post-Effective Amendment”) to deregister any and all Securities (as defined below) that remain unissued or unsold under the Registrant’s Form S-8 Registration Statements (No. 33-3422) as amended (the “Registration Statement”) relating specifically to the NACCO Industries, Inc. 1975 Stock Option Plan, the NACCO Industries, Inc. 1981 Stock Option Plan and the NACCO Industries, Inc. Stock Appreciation Rights Plan (collectively, the “Plans”). The Registration Statement, reflected by a post-effective amendment filed on June 6, 1986, registered 263,400 shares of Class A common stock, par value $1.00 per share, of the Registrant (“Class A Shares”) and, reflected by a post-effective amendment filed on July 7, 1987, registered 131,700 shares of Class B common stock, par value $1.00 per share, of the Registrant (“Class B Shares”), and 131,700 Class A Shares issuable upon conversion of such Class B Shares (all such Class A Shares and Class B Shares collectively, the “Securities”). The Registrant is no longer issuing Securities under the Plans. Accordingly, this Post-Effective Amendment is being filed in order to deregister all Securities specifically attributable to the Plans that were registered under the Registration Statement and remain unissued or unsold under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on August 14, 2019.

NACCO INDUSTRIES, INC.

By:	/s/ Sarah E. Fry
Sarah E. Fry
Associate General Counsel & Assistant Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Date: August 14, 2019	/s/ J.C. Butler, Jr. J.C. Butler, Jr. President, Chief Executive Officer and Director (Principal Executive Officer)

Date: August 14, 2019	/s/ Elizabeth I. Loveman Elizabeth I. Loveman Vice President and Controller (Principal Financial and Accounting Officer)

Date: August 14, 2019	/s/ John S. Dalrymple John S. Dalrymple Director

Date: August 14, 2019	/s/ John P. Jumper John P. Jumper Director

Date: August 14, 2019	/s/ Dennis W. LaBarre Dennis W. LaBarre Director

Date: August 14, 2019	/s/ Timothy K. Light Timothy K. Light Director

Date: August 14, 2019	/s/ Michael S. Miller Michael S. Miller Director

Date: August 14, 2019	/s/ Richard de J. Osborne Richard de J. Osborne Director

Date: August 14, 2019	/s/ Alfred M. Rankin, Jr. Alfred M. Rankin, Jr. Non-Executive Chairman of the Board and Director

Date: August 14, 2019	/s/ Matthew M. Rankin Matthew M. Rankin Director

Date: August 14, 2019	/s/ Britton T. Taplin Britton T. Taplin Director

Date: August 14, 2019	/s/ David B. H. Williams David B. H. Williams Director